Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated January 6, 2025

Pricing Supplement dated February __, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1A dated May 16, 2024

$ Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025, Due February 11, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Return Notes with Variable Coupons (the “Notes”) linked to the performance of a basket (the “Basket”) consisting of equity securities (each, a “Basket Underlier”) selected by Raymond James & Associates, Inc. (“Raymond James”), an agent participating in the offering of the Notes. The Basket Underliers were selected in December 2024 by the Equity Research Department at Raymond James as the Raymond James Analysts’ Best Picks® for 2025, as described under “Information Regarding the Basket Underliers—Selection of the Basket Underliers” below.

•	Return Potential with Principal at Risk — At maturity, investors will receive a return based on the Basket Return, subject to the impact of the Note Adjustment Factor of 99.05% as described below. If the Final Basket Value is less than approximately 100.96% of the Initial Basket Value, at maturity, investors will lose some or all of the principal amount of their Notes.

•	Variable Coupons — Investors will receive a Contingent Coupon on each quarterly Coupon Payment Date at a rate that reflects the weighted cash and non-cash distributions of the Basket Underliers, if any, over the relevant Coupon Calculation Period, subject to the impact of the Note Adjustment Factor and the other provisions described below.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78015QPZ8

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions(1)	0.00%	$
Proceeds to Royal Bank of Canada	100.00%	$

(1) RBC Capital Markets, LLC, acting as our agent, will not receive a commission in connection with its sales of the Notes. We or one of our affiliates may pay Raymond James a licensing fee of up to $6.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $956.50 and $986.50 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Basket Underliers:	The common stock of Antero Resources Corporation (the “AR Underlier”), the ordinary shares of ASML Holding NV (the “ASML Underlier”), the common stock of Cognex Corporation (the “CGNX Underlier”), the common stock of The Cigna Group (the “CI Underlier”), the common stock of Clean Harbors, Inc. (the “CLH Underlier”), the common stock of CareTrust REIT, Inc. (the “CTRE Underlier”), the common stock of Caesars Entertainment, Inc. (the “CZR Underlier”), the common stock of Delta Air Lines, Inc. (the “DAL Underlier”), the common stock of Dun & Bradstreet Holdings, Inc. (the “DNB Underlier”), the common stock of e.l.f. Beauty, Inc. (the “ELF Underlier”), the common stock of Equinix, Inc. (the “EQIX Underlier”), the common stock of Globe Life Inc. (the “GL Underlier”), the common stock of Haemonetics Corporation (the “HAE Underlier”), the common stock of Hewlett Packard Enterprise Company (the “HPE Underlier”), the common stock of Mohawk Industries, Inc. (the MHK Underlier”), the common shares of M/I Homes, Inc. (the “MHO Underlier”), the Class A common stock of SentinelOne, Inc. (the “S Underlier”), the common stock of Uber Technologies, Inc (the “UBER Underlier”), the common stock of UMB Financial Corporation (the “UMBF Underlier”) and the ordinary shares of Willis Towers Watson Public Limited Company (the “WTW Underlier”)
Basket Underlier	Bloomberg Ticker	Basket Weighting
AR Underlier	AR UN	1/20
ASML Underlier	ASML UW	1/20
CGNX Underlier	CGNX UW	1/20
CI Underlier	CI UN	1/20
CLH Underlier	CLH UN	1/20
CTRE Underlier	CTRE UN	1/20
CZR Underlier	CZR UW	1/20
DAL Underlier	DAL UN	1/20
DNB Underlier	DNB UN	1/20
ELF Underlier	ELF UN	1/20
EQIX Underlier	EQIX UW	1/20
GL Underlier	GL UN	1/20
HAE Underlier	HAE UN	1/20
HPE Underlier	HPE UN	1/20
MHK Underlier	MHK UN	1/20
MHO Underlier	MHO UN	1/20

P-2	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025

S Underlier	S UN	1/20
UBER Underlier	UBER UN	1/20
UMBF Underlier	UMBF UW	1/20
WTW Underlier	WTW UW	1/20
Trade Date:	February 5, 2025
Initial Averaging Dates:*	February 5, 2025, February 6, 2025 and February 7, 2025
Issue Date:	February 10, 2025
Final Averaging Dates:*	February 4, 2026, February 5, 2026 and February 6, 2026 (the “Final Valuation Date”)
Maturity Date:*	February 11, 2026
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

$1,000 × (1 + Basket Return) × Note Adjustment Factor

If the Final Basket Value is less than approximately 100.96% of the Initial Basket Value, you will lose some or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Note Adjustment Factor:	99.05%. The Note Adjustment Factor effectively reduces your exposure to the Basket to $990.50 per $1,000 principal amount of Notes.
Basket Return:	The Basket Return, expressed as a percentage, is calculated using the following formula: Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return times its Basket Weighting)]
Basket Underlier Return:

With respect to each Basket Underlier, the Basket Underlier Return, expressed as a percentage, is calculated using the following formula:

Final Basket Underlier Value – Initial Basket Underlier Value
Initial Basket Underlier Value

Initial Basket Underlier Value:	With respect to each Basket Underlier, the arithmetic average of the closing values of that Basket Underlier on the Initial Averaging Dates (rounded to two decimal places)
Final Basket Underlier Value:	With respect to each Basket Underlier, the arithmetic average of the closing values of that Basket Underlier on the Final Averaging Dates
Payment of Variable Coupons:

Investors will receive on each Coupon Payment Date per $1,000 principal amount of Notes a Variable Coupon calculated as follows:

$1,000 × Basket Distribution Return × Note Adjustment Factor

No Variable Coupon will be payable on a Coupon Payment Date if the amount calculated above is $0.

Basket Distribution Return:	With respect to each Coupon Payment Date, an amount equal to the sum of, for each Basket Underlier, its Basket Underlier Distribution Return for that Coupon Payment Date times its Basket Weighting
P-3	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025
Basket Underlier Distribution Return:	With respect to each Coupon Payment Date, an amount equal to (a) the Basket Underlier Distribution Amount for the Coupon Calculation Period immediately preceding that Coupon Payment Date divided by (b) the Initial Basket Underlier Value for that Basket Underlier
Basket Underlier Distribution Amount:

With respect to each Basket Underlier and each Coupon Calculation Period:

•   the cash value of all cash and non-cash distributions (including, without limitation, ordinary and extraordinary dividends and other similar cash or non-cash distributions, but excluding any distribution that the Calculation Agent determines, in its sole discretion, is in connection with a reorganization event as defined in the accompanying product supplement) per share of that Basket Underlier with an ex-date on its primary U.S. securities exchange that occurs during that Coupon Calculation Period, as reduced by

•   in the case of any Basket Underlier organized outside the United States, a deduction determined by the Calculation Agent in its sole discretion in respect of any withholding taxes generally applied by the relevant jurisdiction to U.S. holders of that Basket Underlier.

As of the date of this pricing supplement, we expect distributions in respect of the ASML Underlier and the WTW Underlier to be subject to withholding rates of 15% and 25%, respectively.

The cash value of any non-cash distributions will be determined in the reasonable discretion of the Calculation Agent.

Notwithstanding the foregoing, for purposes of calculating the Basket Underlier Distribution Amount for a Basket Underlier and a Coupon Calculation Period:

•   any cash or non-cash distribution with an ex-date occurring on the second or third Initial Averaging Date will be reduced by 2/3 and 1/3, respectively;

•   any cash or non-cash distribution with an ex-date occurring on the second or third Final Averaging Date will be reduced by 1/3 and 2/3, respectively; and

•   if any cash or non-cash distribution is not paid as announced or declared, or is paid in a smaller amount, the Calculation Agent will adjust Variable Coupons as needed to reflect the actual amount received by holders of the Basket Underliers.

Coupon Calculation Period:	The first Coupon Calculation Period will begin on and exclude the Trade Date and end on and include the first Coupon Calculation Date. Each subsequent Coupon Calculation Period will begin on and include the day following a Coupon Calculation Date and end on and include the next following Coupon Calculation Date.
Calculation Agent:	RBCCM

Coupon Calculation Dates*	Coupon Payment Dates*
May 6, 2025	May 9, 2025
August 6, 2025	August 11, 2025
November 6, 2025	November 12, 2025
February 6, 2026 (the Final Valuation Date)	February 11, 2026 (the Maturity Date)

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-4	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement, no adjustments will be made under “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement with respect to any cash or non-cash distribution on a Basket Underlier that is reflected in any Basket Underlier Distribution Amount for that Basket Underlier.

P-5	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Basket, based on the Note Adjustment Factor of 99.05%. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Basket Return	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
50.00%	$1,485.7500	148.57500%
40.00%	$1,386.7000	138.67000%
30.00%	$1,287.6500	128.76500%
20.00%	$1,188.6000	118.86000%
10.00%	$1,089.5500	108.95500%
5.00%	$1,040.0250	104.00250%
1.00%	$1,000.4050	100.04050%
0.96%	$1,000.0088	100.00088%
0.50%	$995.4525	99.54525%
0.00%	$990.5000	99.05000%
-5.00%	$940.9750	94.09750%
-10.00%	$891.4500	89.14500%
-20.00%	$792.4000	79.24000%
-30.00%	$693.3500	69.33500%
-40.00%	$594.3000	59.43000%
-50.00%	$495.2500	49.52500%
-60.00%	$396.2000	39.62000%
-70.00%	$297.1500	29.71500%
-80.00%	$198.1000	19.81000%
-90.00%	$99.0500	9.90500%
-100.00%	$0.0000	0.00000%

Example 1 —	The value of the Basket increases from the Initial Basket Value to the Final Basket Value by 5%.
	Basket Return:	5%
	Payment at Maturity:	$1,000 × (1 + 5%) × 99.05% = $990.50 × 105% = $1,040.025
	In this example, the payment at maturity is $1,040.025 per $1,000 principal amount of Notes, for a return of 4.0025%.
Example 2 —	The value of the Basket increases from the Initial Basket Value to the Final Basket Value by 0.50%.
	Basket Return:	0.50%
	Payment at Maturity:	$1,000 × (1 + 0.50%) × 99.05% = $990.50 × 100.50% = $995.4525
	In this example, the payment at maturity is $995.4525 per $1,000 principal amount of Notes, representing a loss of 0.45475% of the principal amount.
P-6	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025
Although the value of the Basket increased from the Initial Basket Value to the Final Basket Value, because the Final Basket Value is less than approximately 100.96% of the Initial Basket Value, the payment at maturity is less than the principal amount.

Example 3 —	The value of the Basket decreases from the Initial Basket Value to the Final Basket Value by 50% (i.e., the Final Basket Value is below the Initial Basket Value).
	Basket Return:	-50%
	Payment at Maturity:	$1,000 × (1 + -50%) × 99.05% = $990.50 × 50% = $495.25
	In this example, the payment at maturity is $495.25 per $1,000 principal amount of Notes, representing a loss of 50.475% of the principal amount.

Investors in the Notes could lose some or all of the principal amount of their Notes at maturity.

P-7	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Final Basket Value is less than approximately 100.96% of the Initial Basket Value, you will lose some or all of your principal amount at maturity.

•	The Note Adjustment Factor Will Negatively Affect Your Return on the Notes — The Note Adjustment Factor effectively reduces your exposure to the Basket to $990.50 per $1,000 principal amount of Notes. Accordingly, the payment at maturity and the amount of any Variable Coupons will be negatively affected by the Note Adjustment Factor, and the return on the Notes will be less than the return on a direct investment in the Basket Underliers.

•	Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There may be no Variable Coupon payments on the Notes, and any Variable Coupons may be less than there would be on a conventional fixed-rate or floating-rate debt security issued by us having the same maturity. The amount of each Variable Coupon, if any, will depend upon the Basket Underlier Distribution Amount of each Basket Underlier during the relevant Coupon Calculation Period, subject to the Note Adjustment Factor. The Basket Underlier Distribution Amount in the case of any Basket Underlier organized outside the United States will also reflect a deduction in respect of withholding taxes. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Values of the Other Basket Underliers — A change in the value of one Basket Underlier may not correlate with changes in the values of the other Basket Underliers. The value of one Basket Underlier may increase, while the values of the other Basket Underliers may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Underlier may be moderated, or wholly offset, by lesser increases or decreases in the values of the other Basket Underliers.

•	The Initial Basket Underlier Values of the Basket Underliers Will Not Be Known Until After the Trade Date — The Initial Basket Underlier Values of the Basket Underliers will be determined over three Initial Averaging Dates, beginning on the Trade Date. As a result, the Initial Basket Underlier Values of one or more Basket Underliers may be substantially higher than its market price on the Trade Date.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Basket Underliers on the dates specified. You will not benefit from any more favorable values of the Basket Underliers determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain —There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax

P-8	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025

treatment of the Notes are uncertain. In particular, an interest in a Note could potentially be recharacterized as an ownership interest in the Basket Underliers. In addition, even if the Notes are not recharacterized in this way, the Notes are expected to be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Note. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes are expected to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%, and it is possible that, in addition to withholding tax on the coupons, tax in respect of Section 871(m) of the Internal Revenue Code will be withheld. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Basket Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the licensing fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the licensing fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

P-9	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Basket Underliers and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Basket Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Basket Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Basket Underliers

•	The Inclusion of the Basket Underliers in the Basket Does Not Guarantee a Positive Return on the Notes — The goal in selecting the Raymond James Analysts’ Best Picks® for 2025 is to identify equity securities that will be able to sustain operational growth and price appreciation over a 12-month period from among the companies covered by the Equity Research Department at Raymond James. No assurance can be provided that this goal will be achieved. The performance of the Basket Underliers may be less than the performance of the securities markets generally, and less than the performance of the economic sectors represented by the Basket Underliers, or other securities in which you may choose to invest. Although Raymond James has expressed a positive view as to the Basket Underliers prior to the Trade Date, its views may change significantly during the term of the Notes but no change will be made to the Basket Underliers. In addition, any positive views of the Equity Research Department at Raymond James are separate and apart from the offering of the Notes, and do not constitute investment advice. Our offering of the Notes does not constitute a recommendation by us, Raymond James or our respective affiliates to invest in the Notes or in the Basket Underliers. You are encouraged to derive information concerning the Basket Underliers from multiple sources, including the information provided to or filed with the SEC by the issuer of each Basket Underlier, and you should not rely on views expressed by us, Raymond James or our respective affiliates.

•	You Will Not Have Any Rights to Any Basket Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any Basket Underlier.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities with Respect to the ASML Underlier and the WTW Underlier — Because the issuer of the ASML Underlier is incorporated in The Netherlands and the issuer of the WTW Underlier is incorporated in Ireland and has its principal executive offices in England, an investment in the Notes involves risks associated with those countries. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or any Basket Underlier, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion.

P-10	RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025

Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting a Basket Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Basket Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of a Basket Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect a Basket Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization or other events affecting a Basket Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of that Basket Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of that Basket Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the affected Basket Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.

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INFORMATION REGARDING THE BASKET UNDERLIERS

Selection of the Basket Underliers

The Basket Underliers are publicly traded equity securities selected by the Equity Research Department at Raymond James as the “Raymond James Analysts’ Best Picks® for 2025.”

Every year since December 1995, the Equity Research Department at Raymond James has selected its best picks for the following calendar year. The Raymond James Analysts’ Best Picks® for 2025 list is a static list announced in December 2024 for the following calendar year.

The goal in selecting the Raymond James Analysts’ Best Picks® for 2025 is to identify equity securities that will be able to sustain operational growth and price appreciation over a 12-month period from among the companies covered by the Equity Research Department at Raymond James. No assurance can be provided that this goal will be achieved.

In order to be included in the Raymond James Analysts’ Best Picks® for 2025, an equity security must meet certain criteria, including without limitation, the following:

•	that equity security must be rated a “strong buy” at the time of selection;

•	that equity security must have an average daily trading value of at least $10 million (or, if the price of that equity security is less than $10.00 per share, at least $20 million) over the last 100 trading days (or, if listed for public trading during the last 100 trading days, since the commencement of public trading); and

•	the price of that equity security must be greater than $5.00 per share.

Only certain analysts (who must satisfy specified Raymond James criteria for their prior research-related experience and success) in the Equity Research Department at Raymond James can submit an equity security for consideration as a best pick. Each approved analysist can submit only one equity security. The final selection of the best picks is made by a committee of three members from the Equity Research Department at Raymond James.

Research views are based on currently available information. There is no assurance that any particular company will be successful. Moreover, the business, results of operations and prospects of each company is subject to conditions outside of the control of the Equity Research Department at Raymond James, such as general economic conditions.

The information above in this “Selection of the Basket Underliers” section has been provided by Raymond James.

The inclusion of the Basket Underliers in the Basket does not guarantee a positive return on the notes. The performance of the Basket Underliers may be less than the performance of the securities markets generally, and less than the performance of the economic sectors represented by the Basket Underliers, or other securities in which you may choose to invest. Although Raymond James has expressed a positive view as to the Basket Underliers prior to the Trade Date, its views may change significantly during the term of the Notes but no change will be made to the Basket Underliers. In addition, any positive views of the Equity Research Department at Raymond James are separate and apart from the offering of the Notes, and do not constitute investment advice. Our offering of the Notes does not constitute a recommendation by us, Raymond James or our respective affiliates to invest in the Notes or in the Basket Underliers. You are encouraged to derive information concerning the Basket Underliers from multiple sources, including the information provided to or filed with the SEC by the issuer of each Basket Underlier, and you should not rely on views expressed by us, Raymond James or our respective affiliates.

Neither we nor our affiliates take any responsibility for the selection of the best picks or otherwise endorse those equity securities, and none of us, Raymond James or our respective affiliates makes any representation as to the performance of any Basket Underlier or the Basket.

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Additional Information about the Basket Underliers

Each Basket Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Basket Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Basket Underlier	Exchange Ticker	Exchange	SEC File Number
AR Underlier	AR	New York Stock Exchange	001-36120
ASML Underlier	ASML	Nasdaq Stock Market	001-33463
CGNX Underlier	CGNX	Nasdaq Stock Market	001-34218
CI Underlier	CI	New York Stock Exchange	001-38769
CLH Underlier	CLH	New York Stock Exchange	001-34223
CTRE Underlier	CTRE	New York Stock Exchange	001-36181
CZR Underlier	CZR	Nasdaq Stock Market	001-36629
DAL Underlier	DAL	New York Stock Exchange	001-05424
DNB Underlier	DNB	New York Stock Exchange	001-39361
ELF Underlier	ELF	New York Stock Exchange	001-37873
EQIX Underlier	EQIX	Nasdaq Stock Market	001-40205
GL Underlier	GL	New York Stock Exchange	001-08052
HAE Underlier	HAE	New York Stock Exchange	001-14041
HPE Underlier	HPE	New York Stock Exchange	001-37483
MHK Underlier	MHK	New York Stock Exchange	001-13697
MHO Underlier	MHO	New York Stock Exchange	001-12434
S Underlier	S	New York Stock Exchange	001-40531
UBER Underlier	UBER	New York Stock Exchange	001-38902
UMBF Underlier	UMBF	Nasdaq Stock Market	001-38481
WTW Underlier	WTW	Nasdaq Stock Market	001-16503

According to publicly available information:

•	Antero Resources Corporation is engaged in the development, production, exploration and acquisition of natural gas, natural gas liquids and oil properties located in the Appalachian Basin.

•	ASML Holding NV, a Dutch company, provides chipmakers with hardware, software and services to mass produce patterns on silicon through lithography.

•	Cognex Corporation is a provider of machine vision products and solutions that improve efficiency and quality in a range of businesses across industrial end markets.

•	The Cigna Group is a health services company that, together with its subsidiaries, offers pharmacy, medical, behavioral, dental and related products and services.

•	Clean Harbors, Inc. is a provider of sustainable environmental and industrial services throughout North America.

•	CareTrust REIT, Inc. is a self-administered, publicly-traded REIT engaged in the ownership, acquisition, financing, development and leasing of skilled nursing, seniors housing and other healthcare-related properties.

•	Caesars Entertainment, Inc. is a gaming and hospitality company that is primarily engaged in the businesses of casino operations and casino management services, food and beverages, hotel operations, entertainment and retail.

•	Delta Air Lines, Inc. provides scheduled air transportation for passengers and cargo throughout the United States and around the world.

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•	Dun & Bradstreet Holdings, Inc. is a provider of business decisioning data and analytics.

•	e.l.f. Beauty, Inc. is a beauty company that offers cosmetics and skin care products.

•	Equinix, Inc. is a digital infrastructure company with a platform that combines data centers, interconnection solutions, digital offerings, business and digital ecosystems and expert consulting and support.

•	Globe Life Inc. is an insurance holding company that provides life and supplemental health insurance products and annuities.

•	Haemonetics Corporation is a healthcare company that provides medical technology products and services and operates in three segments: Plasma, Blood Center and Hospital.

•	Hewlett Packard Enterprise Company is a technology company focused on developing products and services that allow customers to capture, analyze and act upon data from edge to cloud.

•	Mohawk Industries, Inc. is a flooring manufacturer that creates products to enhance residential and commercial spaces.

•	M/I Homes, Inc. engages in homebuilding operations and provides financial services that support its homebuilding operations.

•	SentinelOne, Inc. develops and sells subscriptions to security platforms that protect customers against cyberattacks.

•	Uber Technologies, Inc. operates proprietary technology applications that connect (i) consumers with providers of ride services for ridesharing services, (ii) consumers with restaurants, grocers and other stores with delivery service providers for meal preparation, grocery and other delivery services, (iii) consumers with public transportation networks and (iv) shippers with carriers in the freight industry.

•	UMB Financial Corporation is a financial holding company that provides banking services and asset servicing to its customers.

•	Willis Towers Watson Public Limited Company, an Irish company, is an advisory, broking and solutions company that provides data-driven products and services in the areas of people, risk and capital.

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Historical Information

The following graphs set forth historical closing values of the Basket Underliers for the period from January 1, 2015 (or from the initial listing date, if later) to January 2, 2025. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Basket Underliers will result in the return of all of your initial investment.

Common Stock of Antero Resources Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Ordinary Shares of ASML Holding NV

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Cognex Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of The Cigna Group

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Clean Harbors, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of CareTrust REIT, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Caesars Entertainment, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Delta Air Lines, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Dun & Bradstreet Holdings, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of e.l.f. Beauty, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Equinix, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Globe Life Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Haemonetics Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Hewlett Packard Enterprise Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Mohawk Industries, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Shares of M/I Homes, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Class A Common Stock of SentinelOne, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Uber Technologies, Inc

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of UMB Financial Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Ordinary Shares of Willis Towers Watson Public Limited Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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License Agreement

We have entered into a license agreement with Raymond James, under which we have obtained the right to use certain trademarks of Raymond James in connection with our issuance of the Notes. Under the license agreement, we have agreed that we or one of our affiliates will pay Raymond James a fee of up to 0.60% of the principal amount of the Notes. The license agreement requires this section to state the following:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third-party licensors have no obligation to take the needs of Royal Bank of Canada or the owners of the Notes into consideration in determining or composing the Basket. RBCCM is Calculation Agent for the Notes and will have discretion in making various determinations and calculations that affect the Notes, and Raymond James is not responsible for any such determinations or calculations. Raymond James has no obligation or liability in connection with the administration of the Notes.

Raymond James has licensed certain of its trademarks to us. The marks “Raymond James” and “Analysts’ Best Picks” are trademarks of Raymond James & Associates, Inc. and/or its affiliates, and have been licensed for our use.

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Basket Underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the Notes as prepaid financial contracts is respected, purchasing a Note is likely to be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Notes.

In addition, an interest in a Note could potentially be recharacterized as an ownership interest in the Underliers. In that case, among other consequences, you would be subject to tax over the term of the Note on your allocable share of taxable distributions made by the Underliers, which in any year you hold the Note could be different from the amount of coupons you actually receive in that year. Accordingly, this alternative treatment could result in adverse tax consequences to you. You should consult your tax adviser regarding the possible consequences to you if your interest in the Notes were so recharacterized.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the Notes, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an

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applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on our determination that the Notes are delta-one instruments, the Notes will be subject to withholding under Section 871(m). It is possible that a withholding agent will withhold under Section 871(m) with respect to the Notes in addition to any withholding tax imposed on coupons (as described above), in which case the application of Section 871(m) to the Notes could significantly increase your tax liability in respect of the Notes. In addition, the timing of withholding under Section 871(m) may not align with the coupon payment dates, for example when a distribution payable with respect to an Underlier in one taxable year is included in a coupon payment in a subsequent year. You should consult your tax adviser regarding the possibility of additional withholding tax and the timing of withholding under Section 871(m).

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par. We or one of our affiliates may pay Raymond James a licensing fee as set forth on the cover page of this pricing supplement. We, either ourselves or through RBCCM, as agent, have entered into an arrangement with Raymond James under which Raymond James will act as an agent in connection with the distribution of the Notes. Such distribution may occur on or subsequent to the Issue Date.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the licensing fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The

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terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

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